Exhibit 4.2

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Fifth Amended and Restated Registration Rights Agreement, dated August 9, 2013 (the “Registration Rights Agreement”), by and among the Company and the Holders (as defined therein) is entered into as of the 14th day of July, 2016 by and among Argos Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the signatories hereto. Capitalized terms not defined herein shall have the meanings given to such terms in the Registration Rights Agreement.

RECITALS

WHEREAS, the Company and the Requisite Holders (as defined below) desire to amend the Registration Rights Agreement to clarify certain definitions with respect to Registrable Securities;

WHEREAS, the Registration Rights Agreement may be amended pursuant to Section 16.1 thereof only with the written consent of the (a) Company and (b) the Holders holding (i) more than 60% of the Registrable Securities and (ii) at least 70% of the Series E Registrable Securities (together, the “Requisite Holders”); and

WHEREAS, the Company and the Requisite Holders desire to amend the Registration Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows

1.	Amendment of Section 2.1.20. Section 2.1.20 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.20 in its entirety and substituting in lieu thereof the following:

“2.1.20 “Registrable Securities” shall mean the Series A Registrable Securities, the Series B Registrable Securities, the Series C Registrable Securities, the Series D Registrable Securities, the Series E Registrable Securities and the Warrant Registrable Securities; provided, however, that securities which would otherwise be Registrable Securities shall cease to be “Registrable Securities” when (i) such securities have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (ii) the entire amount of such securities held by any Holder may be sold in a single sale, without any limitation as to volume or manner of sale pursuant to Rule 144 promulgated under the Securities Act. Wherever reference is made in this Agreement to a request or consent of Holders of a certain percentage of Registrable Securities, the determination of such percentage shall include and be calculated on the basis of shares of Common Stock issued or issuable in respect of the Preferred Stock.”

2.	Amendment of Section 2.1.27. Section 2.1.27 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.27 in its entirety and substituting in lieu thereof the following:

“2.1.27 “Series A Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of shares of Series A Preferred Stock and (ii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

3.	Amendment of Section 2.1.29. Section 2.1.29 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.29 in its entirety and substituting in lieu thereof the following:

“2.1.29 “Series B Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of shares of Series B Preferred Stock and (ii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

4.	Amendment of Section 2.1.31. Section 2.1.31 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.31 in its entirety and substituting in lieu thereof the following:

“2.1.31 “Series C Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of shares of Series C Preferred Stock and (ii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

5.	Amendment of Section 2.1.33. Section 2.1.33 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.33 in its entirety and substituting in lieu thereof the following:

“2.1.33 “Series D Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of shares of Series D Preferred Stock and (ii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

6.	Amendment of Section 2.1.35. Section 2.1.35 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.35 in its entirety and substituting in lieu thereof the following:

“2.1.35 “Series E Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of shares of Series E Preferred Stock and (ii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

7.	Amendment of Section 2.1.39. Section 2.1.39 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.39 in its entirety and substituting in lieu thereof the following:

“2.1.39 “Warrant Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the Venture Loan and Security Agreement dated as of September 30, 2014 among the Company, Horizon Technology Finance Corporation and Fortress Credit Co LLC, and (ii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

8.	Amendment of Section 15. Section 15 of the Registration Rights Agreement is hereby amended by deleting Section 15 and all subsections thereof in their entirety and substituting in lieu thereof the following:

“15. [Reserved]”

9.	Effectiveness of Amendment. Except as expressly amended hereby, all terms, conditions and provisions of the Registration Rights Agreement shall remain in full force and effect in accordance with the Registration Rights Agreement.

10.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:	REQUIRED HOLDERS:

Argos Therapeutics, Inc.	COÖPERATIEVE AAC LS U.A.
By: /s/ Jeffrey D. Abbey	By:	/s/ M.A. van Osch
Name: Jeffrey D. Abbey	Name:	M.A. van Osch
Title: Chief Executive Officer	Its:	Director of Forbion I Management B.V. its director
	By:	/s/ S.J.H van Deventer
	Name:	S.J.H van Deventer
	Its:	Director of Forbion I Management B.V. its director

FORBION CO-INVESTMENT II COÖPERATIEF U.A.
By:	/s/ M.A. van Osch
Name:	M.A. van Osch
Its:	Director of Forbion I Co II Management B.V. its director
By:	/s/ S.J.H van Deventer
Name:	S.J.H van Deventer
Its:	Director of Forbion I Co II Management B.V. its director

PHARMSTANDARD INTERNATIONAL S.A.
By:	/s/ Eriks Martinovskis
Name:	Eriks MARTINOVSKIS
Its:	Director